Exhibit 99.1

Calumet Completes Transition of Steve Mawer to Board Chairman

INDIANAPOLIS— (PR NEWSWIRE) — November 7, 2022 — Calumet Specialty Products Partners, L.P. (NASDAQ: CLMT) announced today that Steve Mawer will be transitioning from Executive Chairman of the Board to Chairman of the Board, effective January 1, 2023. This is a natural progression of the planned transition that began earlier this year.

“Many thanks to Steve for the continuation of a seamless transition. We look forward to closely collaborating with Steve as we execute on our strategy and drive value for Calumet stakeholders,” said Todd Borgmann, CEO.

“This change is the culmination of an extensive and well-planned transition process,” said Mawer. “Todd has proven to be an exceptional leader at the head of a first class, highly professional leadership team. It’s exciting to see Calumet delivering both excellent operational performance and continuing our business transformation. It is an honor to still be heavily involved in the inspiring Calumet journey as non-executive chair from the beginning of 2023.”
More details can be found in the Form 8-K filed today with the U.S Securities and Exchange Commission.

About Calumet Specialty Products Partners, L.P.
Calumet Specialty Products Partners, L.P. (NASDAQ: CLMT) manufacturers, formulates, and markets a diversified slate of specialty branded products to customers in various consumer-facing and industrial markets. Calumet is headquartered in Indianapolis, Indiana and operates twelve facilities throughout North America.

Investors:
Brad McMurray 317-957-5378

Public Relations:
Media Oakes 317-957-5319